EXHIBIT 99.2

Abstract Accepted for Poster Presentation at 2021 ASCO Annual Meeting

Session Title: Poster Session: Lung Cancer—Non-Small Cell Metastatic

Abstract Number: 9100

Interim results of viagenpumatucel-L (HS-110) plus nivolumab in previously treated patients (pts) with advanced non-small cell lung cancer (NSCLC) in two treatment settings

Roger B. Cohen,1 George E. Peoples,2 Toana Kawashima,2 Bill Arana,3 Xiaoxing Cui,3 Lyudmila Bazhenova,4 Rachel E. Sanborn,5 Wael Harb,6 Nathan Pennell,7 Daniel Morgensztern8

1Perelman School of Medicine at the University of Pennsylvania, Philadelphia, PA; 2Cancer Insight LLC, San Antonio, TX; 3Heat Biologics Inc, Morrisville, NC; 4UC San Diego, Moores Cancer Center, San Diego, CA; 5Earle A. Chiles Research Institute, Providence Cancer Institute, Portland, OR; 6Horizon Oncology Center, Lafayette, IN; 7Taussig Cancer Institute, Cleveland Clinic, Cleveland, OH; 8Washington University School of Medicine, St. Louis, MO.

Background: Viagenpumatucel-L (HS-110) is an allogeneic cell therapy derived from a human lung adenocarcinoma cell line incorporating multiple cancer testis antigens and transfected with a gp96-Ig fusion protein.

Methods: We report interim results of cohort A (previously treated pts who had not received a checkpoint inhibitor [CPI]) and cohort B (pts who progressed after CPI treatment) in an ongoing phase 2 trial evaluating HS-110 plus nivolumab (NIVO) in advanced NSCLC pts (NCT02439450). Pts received HS-110 (1×107 cells) intradermally QW for 18 wk and NIVO Q2W until tumor progression. Stratified analyses were performed by injection site reaction (ISR), yes (+) or no (–); baseline blood tumor mutational burden (bTMB), bTMB-L (<10 mutations/megabase [mut/Mb]) or bTMB-H (≥10 mut/Mb) by FoundationACT test; and baseline PD-L1 expression, – (<1%) or + (≥1%).

Results: As shown in the Table, median progression-free survival (PFS) in cohort A (n=47) was 1.8 mo (95% CI 1.8-7.8) and median overall survival (OS) was 24.6 mo (95% CI 11.7-36.0) after a median follow-up (MFU) of 19.5 mo. We observed significantly longer PFS and OS in ISR+ pts (hazard ratio [HR] 0.43, p=0.01; HR 0.23, p<0.001) and longer OS in PD-L1+ pts (HR 0.25, p=0.02). In cohort B (n=68), median PFS was 2.8 mo (1.8-3.9) and median OS was 11.9 mo (9.7-16.3) after a MFU of 11.9 mo. We observed significantly longer OS in ISR+ pts (HR 0.48, p=0.03) and a trend toward extended OS in bTMB-L pts (HR 0.58, p=0.20). HS-110 TEAEs were reported in 21 (44.7%) pts in cohort A and 18 (26.5%) pts in cohort B. TEAEs in >5% of pts included fatigue, maculopapular rash, nausea, diarrhea, and pruritus. Few HS-110–related TEAEs led to discontinuation of treatment [cohort A, 5 (10.6%); cohort B, 3 (4.4%)], and no serious AEs were considered related to HS-110.

Conclusions: HS-110 was well tolerated when administered in combination with NIVO. In previously treated pts with advanced NSCLC, we observed (1) significantly longer PFS and OS in ISR+ pts in both CPI naïve and CPI progressor cohorts; (2) significantly longer OS in PD-L1+ patients in the CPI naïve cohort; and (3) a trend of improved OS in bTMB-L pts in the CPI progressor cohort. Further clinical evaluation of HS-110 is warranted in both CPI naïve and CPI progressor NSCLC patients.

Table Interim results of HS-110 plus NIVO

	All	ISR+	ISR–	Adj. HR or OR; p	bTMB-L	bTMB-H	Adj. HR or OR; p	PD-L1+	PD-L1–	Adj. HR or OR; p
Cohort A, n	47	28	19	–	2	2	–	9	22	–
ORR, %	21.3	28.6	10.5	3.91†; 0.12	–	–	–	44.4	9.1	8.10†; 0.04
PFS‡	1.8	5.4	1.5	0.43; 0.01	–	–	–	4.8	1.8	0.46; 0.11
OS‡	24.6	36.0	4.5	0.23; <0.001	–	–	–	40.5	20.7	0.25; 0.02
Cohort B, n	68	52	16	–	32	11	–	23	29	–
ORR, %	10.3	11.5	6.3	1.99†; 0.60	15.6	9.1	2.25†; 0.50	13.0	10.3	1.27†; 0.80
PFS‡	2.8	3.0	1.7	0.63; 0.14	3.7	2.7	0.94; 0.90	3.2	2.9	1.11; 0.80
OS‡	11.9	12.1	6.8	0.48; 0.03	18.2	12.2	0.58; 0.20	12.0	12.2	0.99; 0.90

†OR. ‡median, mo. OR, odds ratio; ORR, objective response rate.